                                  EXHIBIT 8.1

                        JONES & KELLER, P.C. LETTERHEAD


                                January 29, 1998


MegaBank Financial Corporation             MB Capital I
8100 East Arapahoe Road                    c/o MegaBank Financial Corporation
Englewood, Colorado 80112                  8100 East Arapahoe Road
                                           Englewood, Colorado 80112


Re: Opinion of Counsel Related to the Material Federal Income Tax Consequences of the Purchase and Ownership of Preferred Securities Issued by MB Capital I

Ladies and Gentlemen:


         We have acted as special counsel to MegaBank Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form SB-2 Registration Statement, dated December 12, 1997, SEC File No. 333-42189, as amended on January 22 and January 29, 1998 (the "Registration Statement"). The Registration Statement relates to the offer for
sale of 1,200,000     % Cumulative Preferred Securities (the "Preferred
Securities") of MB Capital I ("MB Capital"), a statutory business trust formed by the Company under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by the Company to MB Capital in connection with the sale of the Preferred Securities.


         This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement. The consequences described herein are not applicable to investors who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, non-United States Persons or persons that will hold the Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction. In addition, this opinion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to an investor.

         We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Preferred Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, MB Capital and others. Should any of the above facts, circumstances, or assumptions be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.



         Based on the foregoing, and assuming that MB Capital was formed and will be maintained in compliance with the terms of the Trust Agreement it is our opinion that:

         (1) MB Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a





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result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

         (2) Stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with the Securityholder's regular method of tax accounting.


         (3) Gain or loss will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by the Securityholder on Preferred Securities will generally be taxable as capital gain or loss.


         This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

         Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Preferred Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the captions "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                                                   Very truly yours,


                                                   /s/ JONES & KELLER, P.C.

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                                                   JONES & KELLER, P.C.





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